EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            NORTHRIDGE VENTURES INC.
                             (A NEVADA CORPORATION)


Northridge Ventures Inc., a corporation organized and existing under the Laws of the State of Nevada (the "Corporation"), upon approval of its Board of Directors and approval by a majority of its shareholders does hereby adopt the following as its Articles of Incorporation pursuant to NRS 78.403, replacing in their entirety, the Corporation's present Articles of Incorporation.

                                   ARTICLE 1

                                      NAME

1.1     The name of the Corporation is NORTHRIDGE VENTURES INC.

                                   ARTICLE 2

                                    PURPOSE

2.1 The purpose for which the Corporation is organized is to engage in any lawful activity within or outside the State of Nevada.

2.2 The Corporation may maintain offices at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the State of Nevada with the same effect as if in the State of Nevada.

                                   ARTICLE 3

                                 RESIDENT AGENT

3.1 The name and address of the Resident Agent for the corporation is Laughlin Associates, Inc., of 2533 North Carson Street, Carson City, Nevada 89706.

3.2     The Resident Agent may be changed in the manner permitted by law.

                                   ARTICLE 4

                               BOARD OF DIRECTORS

4.1 The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

                                   ARTICLE 5

                                 CAPITAL STOCK

5.1 The aggregate number of shares that the Corporation shall have authority to issue is ONE BILLION (1,000,000,000) shares, consisting of (i) EIGHT HUNDRED MILLION (800,000,000) shares of Common Stock, par value $0.0001 per share (the "Common Stock"); and TWO HUNDRED MILLION (200,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

5.2 The board of directors is authorized from time to time to establish one or more series of Preferred Stock and to determine and prescribe the voting powers, distinguishing designations, preferences, limitations, restrictions and relative rights of the Preferred Stock before issuance of any shares of that class and of any series of Preferred Stock before issuance of shares of that series.

5.3 The board of directors has authority to authorize and direct the issuance by the Corporation of shares of Preferred Stock and Common Stock at such times, in such amounts, to such persons, for such consideration as the board of directors shall determine to be adequate, and upon such terms and conditions as the board of directors may, from time to time, determine, subject only to the restriction, limitations, conditions and requirements imposed by the Nevada Business Corporations Act, other applicable laws and these Articles, as the same may, from time to time, be amended. Upon the receipt by the Corporation of the consideration for which the board authorized the issuance of shares of Preferred Stock or Common Stock, such shares shall be deemed fully paid and nonassessable.

5.4 The board of directors has authority to authorize and direct the payment of dividends and the making of other distributions by the Corporation in respect of the issued and outstanding shares of Preferred Stock (i) at such times, in such amount and forms, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Nevada Business Corporations Act, other applicable laws and these Articles of Incorporation, as the same may, from time to time, be amended, and (ii) in shares of the same class or series or in shares of any other class or series without obtaining the affirmative vote or the written consent of the holders of the shares of the class or series in which the payment or distribution is to be made.

5.5 The board of directors has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding shares of Preferred Stock and Common Stock at such times, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as the board of directors may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Nevada Business Corporations Act, other applicable laws and these Articles, as the same may, from time to time, be amended. Such acquired shares of the Corporation will be designated "Treasury Shares" unless specifically cancelled and withdrawn by action of the board of directors.

                                   ARTICLE 6

                LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

6.1 A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                   ARTICLE 7

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article. Without limiting the application of the foregoing, the board of directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

                                   ARTICLE 8

                        ADOPTION AND AMENDMENT OF BYLAWS

8.1 The board of directors is expressly granted the exclusive power to adopt, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE 9

                     AMENDMENT OF ARTICLES OF INCORPORATION

9.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its Chief Executive Officer this 22rd day of April, 2010.

                                   /s/ Caroline Rechia
                                   Caroline Rechia
                                   Chief Executive Officer